Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-174519, 333-130395, 333-216739, and 333-232258) and Form S-3 (No. 333-216737) of NN, Inc. of our report dated March 16, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 16, 2020